Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Offering Statement on Form 1-A of Ark7 Properties LLC of our report dated September 19, 2020, except for Note 7 and 8 on the notes to the financial statements, as to which the date is July 28, 2021, related to the financial statements of Ark7 Properties LLC as of and for the year ended December 31, 2019.

Very truly yours,

DH and Company LLP

San Francisco, California

July 28, 2021